Exhibit 10.1
DELTA AIR LINES, INC.
2007 PERFORMANCE COMPENSATION PLAN

Section 1.   Purpose. The purpose of the Delta Air Lines, Inc. 2007 Performance Compensation Plan is to enhance the incentive of those employees, members of the Board and other individuals who are expected to contribute significantly to the success of the Company and its Affiliates in achieving the Company’s short-term and long-term objectives and, in general, to further the best interests of the Company and its shareowners.

Section 2.   Definition.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)  “Act” means the Securities Exchange Act of 1934, as amended from time to time, and includes the applicable regulations promulgated thereunder.

(b)  “Affiliate” means any entity that, directly or indirectly, controls or is controlled by or under common control with the Company.

(c)  “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock-Based Award granted under the Plan, which may be denominated or settled in Shares, cash or in such other forms as provided for herein.

(d)  “Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant, as determined by the Committee.

(e)  “Board” means the board of directors of the Company.

(f)  “Cause,” unless otherwise provided in an applicable Award Agreement, means a Participant’s:

(i) continued, substantial failure to perform his duties with the Company or an Affiliate (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant which identifies the manner in which the Company or an Affiliate believes that the Participant has not performed his duties, or

(ii) misconduct which is economically injurious to the Company or to any Affiliate, or

(iii) conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty, or

(iv) material violation of any material Company or Affiliate policy or rule regarding conduct, which policy or rule has been communicated in writing to the Participant.

A Participant shall have at least ten (10) business days to cure, if curable, any of the events (other than clause (iii)) which could lead to his termination of Cause. For any Participant who is an Executive Vice President or more senior executive of the Company, a termination for Cause must be approved by a 2/3 vote of the entire Board.

(g)  “Change in Control,” unless otherwise provided in the applicable Award Agreement, means the occurrence after the Emergence Date of:

(i) any “person” (as defined in Section 13(d) of the Act) other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 35% of the combined voting power of the Company’s then outstanding Voting Stock (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in clause (A) of paragraph (iii) below), unless such person acquires beneficial ownership of more than 35% of the combined voting power of the Company’s Voting Stock then outstanding solely as a result of an acquisition of Company Voting Stock by the Company which, by reducing the Company Voting Stock outstanding, increases the proportionate Company Voting Stock beneficially owned by such person to more than 35% of the combined voting power of the Company’s Voting Stock then outstanding; provided, that if a person shall become the beneficial owner of more than 35% of the combined voting power of the Company’s Voting Stock then outstanding by reason of such Voting Stock acquisition by the Company and shall thereafter become the beneficial owner of any additional Company Voting Stock which causes the proportionate voting power of such Company Voting Stock beneficially owned by such person to increase to more than 35% of the combined voting power of such Voting Stock then outstanding, such person shall, upon becoming the beneficial owner of such additional Company Voting Stock, be deemed to have become the beneficial owner of more than 35% of the combined voting power of the Company’s Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by the Company;

(ii)  at any time during a period of twelve consecutive months (but not including any period before the Emergence Date) individuals who at the beginning of such period constituted the Board (and any new member of the Board, whose election by the Board or nomination for election by the Company’s shareowners was approved by a vote of at least two-thirds of the members of the Board then still in office who either were members of the Board at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority of members then constituting the Board; or

(iii)  the consummation of (A) a reorganization, merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a reorganization, merger or consolidation which results in the Company’s Voting Stock outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into Voting Stock of the surviving entity or any parent thereof) more than 65% of the voting power of the Voting Stock or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of assets of the Company having a total gross fair market value equal to more than 40% of the total gross Fair Market Value of all assets of the Company immediately prior to such transaction or transactions other than any such sale to an Affiliate.

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred with respect to a Participant if the Participant is part of a “group”, within the meaning of Section 13(d)(3) of the Act, which consummates the Change in Control transaction. In addition, for purposes of the definition of Change in Control, a person engaged in business as an underwriter of securities shall not be deemed to be the beneficial owner of, or to beneficially own, any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(h)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes the applicable regulations promulgated thereunder.

(i)  “Committee” means the Personnel and Compensation Committee of the Board or such other committee as may be designated by the Board. If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

(j)  “Company” means Delta Air Lines, Inc.

(k)   “Covered Employee” means an individual who is a “covered employee” within the meaning of Section 162(m)(3) of the Code or any successor provision thereto.

(l)  “Disability” means long-term or permanent disability as determined under the disability plan of the Company or Affiliate applicable to the Participant.

(m)  “Emergence Date” means the effective date of the Plan of Reorganization.

(n)   “Emergence Grant” means an Option, Restricted Stock, or Performance Award that is approved as part of the Plan of Reorganization and that has a date of grant of the Emergence Date or such later date specified by the Committee. Specific terms applicable to the Emergence Grants are included at Appendix A.

(o)  “Fair Market Value” means with respect to Shares, the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock exchange on which the Shares trade or are quoted, or if Shares are not so listed or quoted, fair market value as determined by the Committee, and with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(p)  “Good Reason,” unless otherwise provided in an applicable Award Agreement, means any of the following which occur without a Participant’s express written consent:

(i)  prior to a Change in Control, in the case of a Participant who is an Executive Vice President or more senior executive of the Company, a diminution or other reduction of such Participant’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by the Company after written notice by such Participant to the Chief Executive Officer of the Company;

(ii) following a Change in Control, in the case of any Participant, a diminution or other reduction of such Participant’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by the Company or an Affiliate after written notice by such Participant to the Chief Executive Officer of the Company;

(iii)  prior to a Change in Control, the Participant’s office is relocated by more than 50 miles and the relocation would place the Participant in a position of reduced status and importance within the Company or an Affiliate generally;

(iv) following a Change in Control, the Participant’s office is relocated by more than 50 miles;

(v)  a reduction of Participant’s base salary or incentive compensation opportunities, in either case other than pursuant to a uniform percentage salary reduction for similarly situated executives (or, following a Change in Control, all full-time domestic employees not subject to a collective bargaining agreement);

(vi) the Company does not keep in effect compensation, retirement, health and welfare benefits, or perquisite programs under which the Participant receives benefits substantially similar, in the aggregate, to those in effect prior to a reduction (other than a reduction pursuant to an equivalent reduction in such benefits for similarly situated Participants (or, following a Change in Control, all full-time domestic employees who are not subject to a collective bargaining agreement)); or

(vii) a material breach by the Company or an Affiliate of any binding obligation to the Participant relating to a material term of the Participant’s employment, including but not limited to, indemnification or the terms of an Award hereunder, or any failure of a successor to the Company to assume and agree to perform such obligation.

Notwithstanding the foregoing, (A) the Emergence Grant will be ignored for purposes of determining whether a Participant has suffered a reduction that constitutes Good Reason under subsection 2(p)(v) or 2(p) (vi) above, (B) as to any Participant, an event described in subsections 2(p)(i) through (vii) above shall constitute Good Reason only if such Participant gives the Company written notice of intent to resign and the reasons therefore within ninety (90) days of the occurrence of such event, unless the Committee agrees otherwise, and (C) no event described in subsections 2(p)(i) through 2(p)(vii) which is curable shall constitute Good Reason if such event is cured by the Company or an Affiliate within ten (10) days of the Participant’s notice, given in accordance with (B) above.

(q)  “Incentive Stock Option” means an Option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that (i) meets the requirements of Section 422 of the Code, or any successor provision thereto and (ii) is designated by the Committee as an Incentive Stock Option.

(r)   “Non-Qualified Stock Option” means an Option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.

(s)  “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(t)  “Other Stock-Based Award” means an Award granted pursuant to Section 10 of the Plan.

(u)  “Participant” means the recipient of an Award granted under the Plan.

(v)  “Performance Award” means an Award granted pursuant to Section 9 of the Plan.

(w)  “Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

(x)  “Plan” means the Delta Air Lines, Inc. 2007 Performance Compensation Plan, as the same may be amended from time to time, including any appendices hereto.

(y)  “Plan of Reorganization” means the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code—Case No. 05-17923 (ASH).

(z)  “Qualified Performance-Based Compensation” means qualified performance-based compensation as defined in Treasury Regulation §1.162-27(e) or any successor thereto.

(aa)  “Restricted Stock” means any Share granted under Section 8.

(bb)  “RSU” or “Restricted Stock Unit” means a contractual right granted under Section 8 that is denominated in Shares. Each Unit shall represent a right to receive the value of one Share (or a percentage of such value) upon the terms and conditions set forth in the Plan and the applicable Award Agreement. Awards of Restricted Stock Units may include, without limitation, the right to receive dividend equivalents.

(cc)  “Retirement” means a Termination of Employment (other than for Cause or death) either (i) on or after a Participant’s 62nd birthday or (ii) on or after a Participant’s 52nd birthday provided that such Participant has completed at least 10 years service with the Company or an Affiliate.

(dd)  “SAR” or “Stock Appreciation Right” means any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right as specified by the Committee in its discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(d), shall not be less than the Fair Market Value of one Share on the date of grant of the right.

(ee)  “Shares” means shares of the common stock of the Company, par value $0.0001 per share.

(ff)  “Substitute Awards” means awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.

(gg)  “Termination of Employment” means, in the case of a Participant who is an employee of the Company or any of its Affiliates, cessation of the employment relationship such that the Participant is no longer an employee of the Company or an Affiliate, or, in the case of a Participant who is an independent contractor, the date the performance of services for the Company or an Affiliate has ended; provided, however, that in the case of an employee, the transfer of employment from the Company to an Affiliate, from an Affiliate to the Company, from one Affiliate to another Affiliate or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or an Affiliate as an independent contractor shall not be deemed a Termination of Employment and, in the case of an independent contractor, performance of services as an employee shall not be deemed a termination of service that would constitute a Termination of Employment; and provided, further, that a Termination of Employment will be deemed to occur for a Participant employed by an Affiliate when an Affiliate ceases to be an Affiliate unless such Participant’s employment continues with the Company or another Affiliate.

(hh)   “Vesting Period” means with respect to an Award the period designated by the terms of the Plan or the applicable Award Agreement as the period over which services generally must be performed by the Participant receiving such Award in order for such Award to be 100% vested and nonforfeitable.

(ii)  “Voting Stock” means securities entitled to vote generally in the election of members of the board of directors.

Section 3.       Eligibility.

(a)  Scope. Any employee, member of the Board, consultant or other advisor of, or any other individual who provides services to, the Company or any Affiliate or any other entity in which the Company has a significant equity interest, shall be eligible to be selected to receive an Award under the Plan.

(b)  Substitute Awards. Holders of options and other types of awards granted by a company acquired by the Company or an Affiliate or with which the Company or an Affiliate combines are eligible for grant of Substitute Awards hereunder.

Section 4.       Administration.

(a)  The Committee. The Plan shall be administered by the Committee. The Committee shall be appointed by the Board. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. To the extent permitted by applicable law, the Committee may delegate its authority to exercise all duties and responsibilities under the Plan, including those listed in Section 4(b) below, to any individual, group of individuals or committee except that any such delegation shall not be applicable to any Award for a person then covered by Section 16 of the Act. The Committee may issue rules and regulations for administration of the Plan. The Committee shall meet at such times and places as it may determine.

(b)  Power and Authority. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have sole and absolute authority and discretion to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)  All Decisions Binding. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareowners and the Participants unless a court of competent jurisdiction determines that such decision was arbitrary and capricious.

Section 5.       Shares Available for Awards and Award Limitations.

(a)  Shares Available. Subject to adjustment as provided below, the maximum number of Shares available for distribution under the Plan will not exceed 30,000,000 Shares. Notwithstanding the foregoing and subject to adjustment as provided in Section 5(d) and the limitations included in Section 12, no Participant may receive under the Plan in any calendar year (i) Options and SARs that relate to more than 2,000,000  Shares; (ii) Restricted Stock and RSUs that relate to more than 1,000,000 Shares; or (iii) Performance Awards or Other Stock-Based Awards that relate to more than 1,500,000 Shares; and the maximum amount that may be paid in a calendar year in respect of an annual Award denominated in cash or value other than Shares with respect to any Participant shall be $10,000,000, and the maximum amount of a long-term incentive Award denominated in cash shall be $10,000,000 multiplied by the number of years included in any applicable Performance Period(s) (and any applicable fraction for any Performance Period(s) of less than one year) relating to such Awards.

(b)  Share Counting. Any Shares subject to an Award (but not including any Substitute Award), that expires, is cancelled, forfeited, or otherwise terminates without the delivery of Shares, including (i) the number of Shares surrendered or withheld in payment of any exercise or price of an Award or taxes related to an Award and (ii) any Shares subject to an Award to the extent that Award is settled without the issuance of Shares, shall again be, or shall become, available for distribution under the Plan; provided, however, that in the case of an SAR that is settled by the delivery of Shares, the number of Shares relating to such SAR that are being exercised shall be counted against the maximum aggregate number of Shares that may be issued under the Plan on the basis of one Share for every Share subject to the Award, regardless of the actual number of Shares used to settle the SAR upon exercise, and the number of Shares relating to such SAR that may again be available for distribution under the Plan is limited to the part of the SAR, if any, that is forfeited or expires.

(c)  Type of Shares. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(d)  Effect of Certain Changes. In the event that any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust equitably any or all of (i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a) and Section 12, (ii) the number and type of Shares (or other securities) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(e)  Effect of Substitute Awards. Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for distribution under the Plan.

Section 6.       Options.

(a)  Options Generally. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine; provided, however, that unless an individual Award Agreement includes other terms, Options included in the Emergence Grant will be subject to the terms set forth on Appendix A hereto.

(b)  Exercise Price. The exercise price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(c)  Term. The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant thereof.

(d)  Vesting and Exercisability. The Committee shall determine the time or times at which an Option may be exercised in whole or in part with such time or times to be specified in the Award Agreement for the Option.

(e)  Payment of Exercise Price. The Committee shall determine the method or methods, including broker-assisted cashless exercise, by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(f)  Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

Section 7.       Stock Appreciation Rights.

(a)  SARs Generally. The Committee is authorized to grant SARs to Participants with such terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b)  Grants. SARs may be granted to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(c)  Tandem SARs. Any tandem SAR related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(d)  Term. A freestanding SAR shall not have a term of greater than 10 years from the date of grant thereof, or, unless it is a Substitute Award, an exercise price less than 100% of Fair Market Value of the Share on the date of grant.

Section 8.       Restricted Stock and Restricted Stock Units.

(a)  Restricted Stock and RSUs Generally. The Committee is authorized to grant Awards of Restricted Stock and RSUs to Participants with such terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan; provided, however, that unless an individual Award Agreement includes other terms, Restricted Stock and RSUs included in the Emergence Grant will be subject to the terms set forth on Appendix A hereto.

(b)  Restrictions. Shares of Restricted Stock and RSUs shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse or be waived by the Committee separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)  Evidence of Award. Any share of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(d)  Qualified Performance-Based Compensation. An Award under this Section 8 shall, if the Committee intends that such Award should constitute Qualified Performance-Based Compensation, comply with Section 12 of the Plan.

Section 9.       Performance Awards.

(a)  Performance Awards Generally. The Committee is authorized to grant Performance Awards to Participants with such terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan; provided, however, that unless an individual Award Agreement includes other terms, Performance Awards included in the Emergence Grant will be subject to the terms set forth on Appendix A hereto.

(b)  Denomination; Performance Goals. Performance Awards may be denominated as a cash amount, number of Shares, or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(c)  Qualified Performance-Based Compensation. Every Performance Award shall, if the Committee intends that such Award should constitute Qualified Performance-Based Compensation, comply with Section 12 of the Plan. Except in the case of an Award intended to qualify as Qualified Performance-Based Compensation, if the Committee determines, in its discretion, that external changes or other unanticipated business conditions have materially affected the fairness of the performance goals, then the Committee may approve appropriate adjustments to the performance goals (either up or down) in whole or in part. Performance measures may vary from Performance Award to Performance Award, respectively, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

(d)  Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, or a combination thereof, in the discretion of the Committee, as may be specified in the applicable Award Agreement or as otherwise may be determined by the Committee. Performance Awards will be distributed only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards.

Section 10.    Other Stock-Based Awards.

 (a)   Other Stock-Based Awards Generally. The Committee is authorized to grant Other Stock-Based Awards to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan. Every Other Stock-Based Award shall, if the Committee intends that such Award should constitute Qualified Performance-Based Compensation, comply with Section 12 of the Plan.

(b)   Denomination; Purchase Rights. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine. Cash Awards, as stand-alone Awards or as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 10.

Section 11.     Effect of Termination of Employment and a Change in Control on Awards.  At the time of grant of an Award the Committee shall provide, by rule or regulation or in any Award Agreement, or may determine at any time in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to provide service to the Company or any Affiliate or in the event of a Change in Control prior to the end of a Performance Period or exercise or settlement of such Award. Notwithstanding the foregoing, Emergence Grants will be subject to the terms of Appendix A.

Section 12.    Qualified Performance-Based Compensation.

(a)  Pre-Established Formula Required. Every Award that is intended to constitute Qualified Performance-Based Compensation shall include a pre-established formula, such that exercise, payment, retention or vesting of the Award is subject to the achievement during a Performance Period or Performance Periods, as determined by the Committee, of a level or levels of, or improvements in, in each case as determined by the Committee, one or more performance measures with respect to the Company, any Affiliate and/or any business unit of the Company or any Affiliate, based on the following:

(i)  any of the following financial measures: revenue per available seat mile; cost per available seat mile; total shareowner return; return on equity, assets, capital or investment; operating, pre-tax or net income levels expressed in either absolute dollars, earnings per share, or changes of the same; the market price of Shares; economic or cash value added; capitalization; net or operating profit margin; revenues or revenue growth; expenses; cash flow; operating cash flow or liquidity; or earnings before interest, taxes, depreciation, amortization and aircraft rent;

(ii)  the results of employee satisfaction surveys;

(iii) the results of customer satisfaction surveys; and

(iv) other measures of operational performance (including, without limitation, U.S. Department of Transportation performance rankings in operational areas), quality, safety, productivity or process improvement.

Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis. Relative performance may be measured against a group of peer companies, a financial market index, or other acceptable objective and quantifiable indices.

(b)  Other Restrictions. In addition to the Award limitations set forth in Section 5(a), the Committee shall have the power to impose such other restrictions on Awards subject to this Section 12 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Qualified Performance-Based Compensation. Notwithstanding any provision of the Plan to the contrary, the Committee shall not be authorized to increase the amount payable to a Covered Employee under any Award to which this Section 12 applies upon attainment of such pre-established formula.

 (c)  Certain Changes Prohibited. Any settlement which changes the form of payment from that originally specified for an Award intended to constitute a Qualified Performance-Based Award shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as Qualified Performance-Based Compensation.

Section 13.     General Provisions Applicable to Awards.

(a)  Restrictive Covenants. The Committee may impose such restrictions on any Award with respect to non-competition, confidentiality and other conduct as it deems necessary or appropriate in its discretion.

(b)  Configuration of Awards. Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(c)  Form of Payment. Subject to the terms of the Plan and the applicable Award Agreement, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant or as of the time of such exercise or payment, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)  Nontransferability. Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, pledgeable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 13(e) and (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)  Participant’s Death. Upon the death of a Participant, the beneficiary eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death shall be the Participant’s estate.

(f)  Legended Certificates. All certificates for Shares and/or Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Section 14.     Amendments and Termination.

(a)  The Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareowner approval if such approval is required by the listed company rules of the stock exchange, if any, on which the Shares are principally traded or quoted or (ii) with respect to any affected Participant, the consent of such Participant if such action would adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b)  Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, however, that no such action shall adversely affect the rights of any affected Participant or holder or beneficiary (without such person’s consent) under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations; and provided further that, except as provided in Section 5(d), no such action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof and provided further, that the Committee’s authority under this Section 14(b) is limited in the case of Awards subject to Section 12, as set forth in Section 12.

(c)  Certain Equitable Adjustments. Except as noted in Section 12, the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 5(d)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)  Cancellation of Awards. Any provision of the Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award as of the date of cancellation, except that this Section 14(d) shall not be interpreted to permit any transaction that is prohibited by the second proviso of Section 14(b) relating to the direct or indirect repricing of Awards.

(e)  Corrections and Clarifications. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 15.     Miscellaneous.

(a)  No Uniformity Required; No Promise of Future Grants. No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award which does not constitute a promise of future grants. The Committee, in its discretion, maintains the sole right to make grants hereunder.

(b)  No Rights as Shareowner. A Participant granted an Award shall have no rights as a shareowner of the Company with respect to such Award unless and until such time as certificates or book-entry shares for the Shares underlying the Award are registered in such Participant’s name in the Company’s stock records.

(c)  Withholdings. The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(d)  Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)  No Right to Continued Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(f)  Governing Law; Construction of Plan. The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)  Unfunded and Unsecured Arrangement. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(h)  No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Section 16.     Effective Date of the Plan. The Plan shall be effective as of the Emergence Date.

Section 17.     Term of the Plan. No Award shall be granted under the Plan on or after the ten year anniversary of its adoption by the Board. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board or the Committee to amend the Plan, shall extend beyond such date.

Section 18.    Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Section 409A and the related regulations, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended by the Committee so as to avoid this conflict. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any Participant or any other person if an Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Award do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code.

APPENDIX A

TERMS OF EMERGENCE GRANTS

The terms of this Appendix A shall apply to all Awards included in Emergence Grants.

A.     OPTIONS.

1.  Award Grant. The Company grants to the Participant a Non-Qualified Stock Option covering a specified number of Shares under Section 6 of the Plan (the “Option”).

2.  Grant Date.  The grant date of the Option will be determined by the Committee.

3.  Exercise Price.  The exercise price of the Option is the closing price of a Share on the New York Stock Exchange on the grant date.

4.  Exercise Period.  Subject to the terms of the Plan, including Section A of this Appendix A, the Option (a) shall become exercisable with respect to one-third of the Shares on each of the first (“First Option Installment”), second (“Second Option Installment”) and third (“Third Option Installment”) anniversaries of the Emergence Date 1; and (b) shall be exercisable through and including the day immediately preceding the tenth anniversary of the Emergence Date (“Expiration Date”).

5.  Change in Exercisability and Exercise Period upon Termination of Employment. The exercisability of the Option and the exercise period set forth in Section A.4 of this Appendix A is subject to the following terms and conditions:

(a)  Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of any Participant employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), the Option shall be exercisable in whole or in part during the period: (i) beginning on the date of such termination; and (ii) ending on the earlier of (A) the second anniversary of such termination or (B) the Expiration Date.

1 The number of Shares subject to each Option Installment will be equal to the total number of Shares subject to the Option divided by three; provided, that if this formula results in any fractional Share allocation to any Option Installment, the number of Shares in the First Option Installment will be increased so that only full shares are covered by each Option Installment. For example, if an Option covers 1,000 Shares, 334 Shares will become exercisable with respect to the First Option Installment, and 333 Shares will become exercisable on each of the Second and Third Option Installments.

(b)     Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement): (i) any portion of the Option that is not exercisable at the time of such termination shall be forfeited; and (ii) any portion of the Option that is exercisable at the time of such termination shall remain exercisable until the earlier of (A) 90 days after such termination or (B) the Expiration Date.

(c)     Retirement. Upon a Participant’s Termination of Employment by reason of Retirement, any portion of the Option that is not exercisable at the time of such termination shall be exercisable on a pro rata basis (“Pro Rata Option Portion”), and any portion of the Option that is exercisable at the time of such termination shall be exercisable, during the period: (i) beginning on the date of such termination; and (ii) ending on the earlier of (A) the third anniversary of such termination or (B) the Expiration Date. Upon a Participant’s Termination of Employment by reason of Retirement, any portion of the Option that is not exercisable at the time of such termination, other than the Pro Rata Option Portion, shall be immediately forfeited.

Pro Rata Option Portion means, with respect to any Option Installment that is not exercisable at the time of a Participant’s Termination of Employment by reason of Retirement, the number of Shares covered by such Option Installment multiplied by a fraction (i) the numerator of which is the number of calendar months 2 from the Emergence Date to the date of such termination, rounded up for any partial months and (ii) the denominator of which is twelve (12) for the First Option Installment, twenty-four (24) for the Second Option Installment and thirty-six (36) for the Third Option Installment.

(d)      Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Option shall be exercisable in whole or in part during the period: (i) beginning on the date of such termination; and (ii) ending on the earlier of (A) the third anniversary of such termination or (B) the Expiration Date.

2 For purposes of this provision, one calendar month is calculated from the date of measurement to the same or closest numerical date occurring during the following month. For example, if the Emergence Date is May 3, 2007, one calendar month will elapse as of June 3, 2007. If the Emergence Date is May 31, 2007, one calendar month will elapse as of June 30, 2007, since June only has 30 days. If the Emergence Date is January 31, 2008, one calendar month will elapse as of February 29, 2008, since February 2008 only has 29 days. Thereafter, each subsequent month continues to be counted based on the initial date of measurement of closest numerical date to such date of measurement occurring during the subsequent month.

(e)      For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, the Option shall be immediately forfeited.

6.     Change in Control. Subject to Section D of this Appendix A, upon a Change in Control which occurs prior to a Participant’s Termination of Employment, the Option shall be exercisable in whole or in part during the period (i) beginning on the date of such Change in Control; and (ii) ending on the Expiration Date; provided, however, that the Option shall be immediately forfeited upon the Participant’s Termination of Employment by the Company for Cause; provided, further, that upon a Participant’s Termination of Employment for any reason other than by the Company for Cause, the period to exercise the Option will end on the earlier of (i) the third anniversary of such termination or (ii) the Expiration Date.

B.     RESTRICTED STOCK

1.  Award Grant. The Company grants to the Participant a specified number of Shares of Restricted Stock under Section 8 of the Plan (the “Restricted Stock”).

2.  Grant Date.  The grant date of the Restricted Stock will be determined by the Committee.

3.  Restrictions.  Until the restrictions imposed by this Section B.3 (the “Restrictions”) have lapsed pursuant to Section 4, 5, 6 or 7 below, the Participant will not be permitted to sell, exchange, assign, transfer, pledge or otherwise dispose of the Restricted Stock and the Restricted Stock will be subject to forfeiture as set forth in Section 6 below.

4.  Lapse of Restrictions--Passage of Time.  Subject to the terms of the Plan, including Section B of this Appendix A, the Restrictions shall lapse and be of no further force or effect with respect to one-third of the Shares of Restricted Stock six (6) months 3 after the Emergence Date (“First RS Installment”), with respect to one-third of the Shares of Restricted Stock eighteen (18) months after the Emergence Date (“Second RS Installment”) and with respect to one-third of the Shares of Restricted Stock thirty (30) months after the Emergence Date (“Third RS Installment”). 4

3 For purposes of this provision, one calendar month is calculated from the date of measurement to the same or closest numerical date occurring during the following month. For example, if the Emergence Date is May 3, 2007, one calendar month will elapse as of June 3, 2007. If the Emergence Date is May 31, 2007, one calendar month will elapse as of June 30, 2007, since June only has 30 days. If the Emergence Date is January 31, 2008, one calendar month will elapse as of February 29, 2008, since February 2008 only has 29 days. Thereafter, each subsequent month continues to be counted based on the initial date of measurement or closest numerical date to such date of measurement occurring during the subsequent month.

5.  Accelerated Lapse of Restrictions. If, at any time during the period commencing six (6) months after the Emergence Date and ending eighteen (18) months after the Emergence Date, the aggregate market value of all outstanding Shares is at least $14,000,000,000 for ten (10) consecutive trading days, as determined by the closing price of the Shares on the New York Stock Exchange, the Restrictions shall lapse and be of no further force or effect on the last day of such eighteen (18) month period, provided that the Participant has not had a Termination of Employment prior to such day.

6.  Lapse of Restrictions/Forfeiture upon Termination of Employment. In addition to the other provisions of the Plan and this Appendix A, the Restricted Stock and the Restrictions set forth in Section B of this Appendix A are subject to the following terms and conditions:

(a)  Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of any Participant employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), the Restrictions shall immediately lapse and be of no further force or effect as of the date of such termination.

(b)  Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement), any portion of the Restricted Stock subject to the Restrictions shall be forfeited as of the date of such termination.

(c)  Retirement. Upon a Participant’s Termination of Employment by reason of Retirement, with respect to any portion of the Restricted Stock subject to the Restrictions, the Restrictions shall immediately lapse on a pro rata basis (“Pro Rata RS Portion”) as of the date of such termination. Upon a Participant’s Termination of Employment by reason of Retirement, any Restricted Stock that remains subject to the Restrictions, other than the Pro Rata RS Portion, shall be immediately forfeited.

Pro Rata RS Portion means, with respect to any RS Installment that is subject to the Restrictions at the time of a Participant’s Termination of Employment by reason of Retirement, the number of Shares covered by such RS Installment multiplied by a fraction (i) the numerator of which is the number of calendar months from the Emergence Date to the date of such termination, rounded up for any partial months and (ii) the denominator of which is six (6) for the First RS Installment, eighteen (18) for the Second RS Installment and thirty (30) for the Third RS Installment.

(continued. . . )

4 The number of Shares subject to each RS Installment will be equal to the total number of Shares subject to the Restricted Stock Award divided by three; provided, that if this formula results in any fractional Share allocation to any RS Installment, the number of Shares in the First RS Installment will be increased so that only full shares are covered by each RS Installment. For example, if the Restricted Stock Award includes 1,000 Shares, the Restrictions will lapse with respect to 334 Shares on the First RS Installment, and the Restrictions will lapse with respect to 333 Shares on each of the Second and Third RS Installments.

(d)      Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Restrictions shall immediately lapse and be of no further force or effect as of the date of such termination.

(e)     For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, any portion of the Restricted Stock subject to the Restrictions shall be forfeited as of the date of such termination.

7.       Change in Control. Subject to Section D of this Appendix A, upon a Change in Control which occurs prior to a Participant’s Termination of Employment, the Restrictions shall immediately lapse on the date of such Change in Control and be of no further force or effect as of such date.

8.       Dividends. In the event a cash dividend shall be paid in respect of Shares at a time the Restrictions on the Restricted Stock have not lapsed, the Participant shall receive the dividend in the same manner and to the same extent as if the Restrictions had lapsed at the time the dividend is paid.

C.     LONG-TERM PERFORMANCE AWARDS.

1.        Award Grant. The Company grants to the Participant a Performance Award for a specified target number of Shares under Section 9 of the Plan (the “Performance Award”).

2.        Grant Date.  The grant date of the Performance Award will be determined by the Committee.

3.       Payout Criteria. Except as otherwise expressly set forth in this Appendix A, the actual number of Shares paid, if any, to the Participant under the Performance Award will be based on (a) the Company’s EBITDAR performance and (b) the occurrence of a contemporaneous annual payout under the Company’s broad-based employee Profit Sharing Program (a “Profit Sharing Payout”), as described below.

4.        Annual Vesting Opportunities for 2007 and 2008.  Subject to the terms of the Plan, including Section C of this Appendix A, Performance Awards will be subject to the following vesting opportunities in 2007 and 2008.

(a)    Calendar Year 2007. If the Company (i) has achieved EBITDAR of at least $2,838,000,000 for the year ending December 31, 2007 and (ii) made a Profit Sharing Payout for 2007, a number of Shares equal to 15% of the Performance Award (rounded up to the nearest whole share) shall vest and be paid.

    (b)    Calendar Year 2008. If the Company (i) has achieved cumulative EBITDAR of at least $6,295,000,000 for the two year period ending December 31, 2008 and (ii) made a Profit Sharing Payout for 2008, a number of Shares equal to 15% of the Performance Award (rounded up to the nearest whole share) shall vest and be paid.

(c)    Condition Precedent. No Performance Awards will vest or be paid under this Section C.4 with respect to any year for which there is no Profit Sharing Payout.

(d)     Timing of Payment. The Company will pay Performance Awards that vest under this Section C.4 as soon as practicable after the determination that the payment criteria described in this Section have been met.

5.       Vesting Opportunity for 2009; Payment of Vested Shares. Subject to the terms of the Plan, including Section C of this Appendix A, the Performance Award shall vest, as described in this Section 5, as of December 31, 2009, to the extent the Company meets or exceeds the EBITDAR goals described below. If the Company does not meet the Threshold Level, as defined below, any unpaid portion of the Performance Award will lapse and become void as of December 31, 2009.

(a)     Threshold Vesting. If the Company has achieved cumulative EBITDAR of $7,433,000,000 (“Threshold Level”) for the three year period ending December 31, 2009, the Performance Award will vest with respect to a number of Shares equal to (i) 50% of the Performance Award, (ii) minus the number of Shares, if any, paid to the Participant under Section C.4 above. The remaining unvested portion of the Performance Award will lapse and become void.

(b)     Target Vesting. If the Company has achieved cumulative EBITDAR of $9,911,000,000 (“Target Level”) for the three year period ending December 31, 2009, the Performance Award will vest with respect to a number of Shares equal to (ii) 100% of the Performance Award, (ii) minus the number of Shares, if any, paid to the Participant under Section C.4 above.

(c)     Maximum Vesting. If the Company has achieved cumulative EBITDAR of at least $11,849,000,000 (“Maximum Level”) for the three year period ending December 31, 2009, the Performance Award will vest with respect to a number of Shares equal to (i) 150% of the Performance Award, (ii) minus the number of Shares, if any, paid to the Participant under Section C.4 above.

(d)    Vesting by Interpolation. If the Company has achieved cumulative EBITDAR for the three year period ending December 31, 2009 which is above the Threshold Level but below the Target Level, or above the Target Level but below the Maximum Level, the Performance Award will vest with respect to a number of Shares equal to (i) the Specified Percentage of the Performance Award, (ii) minus the number of Shares, if any, paid to the Participant under Section C.4 above. For purposes of this Section 5(d), the “Specified Percentage” will be determined by interpolating on a straight line basis as follows: (i) between Threshold Level (at which 50% of the Performance Award vests) and Target Level (at which 100% of the Performance Award vests) if the Company’s cumulative EBITDAR for the three year period ending December 31, 2009 is above the Threshold Level and below the Target Level; and (ii) between Target Level (at which 100% of the Performance Award vests) and Maximum Level (at which 150% of the Performance Award vests) if the Company’s cumulative EBITDAR for the three year period ending December 31, 2009 is above the Target Level and below the Maximum Level. 5

(e)    Definition of EBITDAR. “EBITDAR” means, with respect to any fiscal period of the Company, an amount equal to the consolidated operating income of the Company and its subsidiaries during such fiscal period, determined prior to the charges, costs, and expenses associated with depreciation, amortization, and aircraft rent, based on regularly prepared and publicly available statements of operations of the Company, prepared in accordance with generally accepted accounting principals (“GAAP”); provided, however, that EBITDAR shall be adjusted to exclude the following items, in each case as determined by the Committee, where applicable, in accordance with GAAP and only to the extent to which these items impact the Company’s consolidated operating income: (i) all asset write downs related to long term assets; (ii) gains or losses with respect to employee equity securities; (iii) gains or losses incurred as a consequence of “fresh start accounting”; and (iv) gains or losses with respect to extraordinary, one-time or non-recurring events.

5 The interpolation calculation is a four step process. The following is the calculation for a cumulative EBITDAR that is between Threshold Level and Target Level:

Step 1:    Subtract the cumulative EBITDAR achieved from $9,911,000,000 (Target Level).
Step 2:    Divide the total in Step 1 by $2,478,000,000 (the difference between Target Level and Threshold Level).
Step 3:    Multiply the result of Step 2 by 50% or 0.50 (the difference between 100% target vesting and 50% threshold vesting). Round up to the nearest thousandth; in other words, 0.456908 would be rounded up to 0.457
Step 4:    The fraction resulting from Step 3 is the percentage subtracted from the 100% target vesting level to determine the actual percentage of the Participant’s Performance Award that will vest.

For example, assume the target number of Shares of the Participant’s Performance Award is 1,000 Shares. If the Company achieves a cumulative EBITDAR of $8,672,000,000, the Performance Award will vest at 75% as follows:

Step 1:   $9,911,000,000 minus $8,672,000,000 = $1,239,000,000
Step 2:   $1,239,000,000 divided by $2,478,000,000 = 0.50
Step 3:   0.50 multiplied by 0.50 = 0.25 or 25%
Step 4:   Subtract 25% from 100% for a total vesting percentage of 75%

Therefore, in this example, 75% or 750 Shares (less any Shares already paid to the Participant under C.4) of the Participant’s Performance Award vest.

(f)     Condition Precedent. No Shares that vested under this Section C.5 will be paid to the Participant until there is a Profit Sharing Payout for 2009 or a subsequent year.

(g)    Timing of Payment. The Company will pay the Participant any Shares that vest under this Section C.5 as soon as practicable after the determination that the payment criteria described in this Section have been met.

6.       Accelerated Vesting/Forfeiture upon Termination of Employment. In addition to the other provisions of the Plan and this Appendix A, the Performance Award is subject to the following terms and conditions:

(a)      Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of any Participant employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), the Participant will be entitled to any Shares that become payable under Section C.3 and/or Section C.4 in the same manner and to the same extent as if the Participant’s employment had continued.

(b)     Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement), the Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such termination.

(c)     Retirement. Upon a Participant’s Termination of Employment by reason of Retirement, the number of Shares subject to the Performance Award as of the date of such termination will be recalculated and will be the result of the following formula (the “Adjusted Performance Award”): S × (T ÷ E) where,

S = the total number of Shares subject to the Participant’s Performance Award as of the grant date;

T = the number of calendar months 6 from the Emergence Date to the date of such Termination of Employment (rounded up for any partial month); and

6 For purposes of this provision, one calendar month is calculated from the date of measurement to the same or closest numerical date occurring during the following month. For example, if the Emergence Date is May 3, 2007, one calendar month will elapse as of June 3, 2007. If the Emergence Date is May 31, 2007, one calendar month will elapse as of June 30, 2007, since June only has 30 days. If the Emergence Date is January 31, 2008, one calendar month will elapse as of February 29, 2008, since February 2008 only has 29 days. Thereafter, each subsequent month continues to be counted based on the initial date of measurement or closest numerical date to such date of measurement occurring during the subsequent month.

E = the number of calendar months from the Emergence Date to December 31, 2009 (rounded up for any partial month).

Thereafter, the Participant will be entitled to any Shares that vest and become payable under Section C.4 and/or Section C.5 in the same manner and to the same extent as if the Participant’s employment had continued, except that the number of such Shares will be based on the Adjusted Performance Award.

(d)     Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the number of Shares subject to the Performance Award as of the date of such termination will be recalculated in accordance with the formula set forth in Section C.6(c) above and the Shares subject to the Adjusted Performance Award will become immediately vested and will be paid as soon as practicable thereafter to the Participant or the Participant’s estate, as applicable.

(e)      For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, the Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such termination.

7.   Change in Control. Subject to Section D of this Appendix A, upon a Change in Control, any Performance Award not previously forfeited under Section 6(b) or Section 6(e), or settled under Section 6(d), shall immediately vest and be paid to the Participant as soon as practicable without regard to whether a Profit Sharing Payout has been made. The number of Shares to be paid to the Participant in respect of the Performance Award shall be equal to 100% of the number of Shares subject to the Performance Award minus the number of Shares paid, if any, under Section C.4 above to the Participant.

D.  Gross-Up for Certain Taxes.

1.       Gross-Up Payments. In the event that the Participant becomes entitled to benefits under the Plan, the Company shall pay to the Participant an additional lump sum payment (the “Gross-Up Payment”), in cash, equal to the amounts, if any, described in sub-section (a), subject to sub-section (b), below:

(a)    Subject to sub-section (b) below, if any portion of any payment under the Plan, when taken together with any payment under any other agreement with or plan of the Company (in the aggregate “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled under this paragraph to an additional amount such that after payment by the Participant of all such Participant’s applicable federal, state and local taxes, including any Excise Tax, imposed upon such additional amount, the Participant will retain an amount sufficient to pay the Excise Tax imposed on the Total Payments.

(b)    Notwithstanding the provisions of sub-section (a) above, if it shall be determined that the Participant would be entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the portion of the Total Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to the Participant shall be reduced (but not below zero) to the maximum amount that could be paid to Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Participant. Such reduction of the amounts payable to the Safe Harbor Cap, if applicable, shall be made by reducing payments comprising the Total Payments in such order as elected by the Participant.

The amounts payable under this Section D.1 shall be paid by the Company as soon as practicable (but in no event more than 30 days) after the occurrence of the events giving rise to the Participant’s right to benefits under the Plan.

2.       Determinations. In the event of a Change in Control, all determinations required to be made under Section D.1 above, including the amount of the Gross-Up Payment, whether a payment is required under Section D.1 above, and the assumptions to be used in determining the Gross-Up Payment, shall be made by the nationally recognized accounting firm generally used by the Company as its financial auditor (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within twenty business days of the receipt of notice from the Participant that there has been an event giving rise to the right to benefits under Section D.1 above, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for a person effecting the Change in Control or is otherwise unavailable, the Participant may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

3.       Subsequent Redeterminations. Unless requested otherwise by the Company, the Participant must use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that the Participant owes an amount of Excise Tax greater than the amount previously determined under paragraph (a); provided, however, that the Participant shall be entitled to reimbursement by the Company of all fees and expenses reasonably incurred by the Participant in contesting such determination. In the event the Internal Revenue Service or any court of competent jurisdiction determines that the Participant owes an amount of Excise Tax that is either greater or less than the amount previously taken into account and paid under Section D.1, the Company shall promptly pay to the Participant, or the Participant shall promptly repay to the Company, as the case may be, the amount of such excess or shortfall. In the case of any payment that the Company is required to make to the Participant pursuant to the preceding sentence (a “Later Payment”), the Company shall also pay to the Participant an additional amount such that after payment by the Participant of all the Participant’s applicable federal, state and local taxes on such additional amount, the Participant will retain an amount sufficient to pay the total of the Participant’s applicable federal, state and local taxes arising due to the Later Payment. In the case of any repayment of Excise Tax that the Participant is required to make to the Company pursuant to the second sentence of this Section D.3, the Participant shall also repay to the Company the amount of any additional payment received by the Participant from the Company in respect of applicable federal, state and local taxes on such repaid Excise Tax, to the extent the Participant is entitled to a refund of (or has not yet paid) such federal, state or local taxes.